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                                                                   Exhibit 11(a)

                          [Ropes & Gray LLP Letterhead]

                                                            December 21, 2005

Liberty Asset Allocation Fund, Variable Series
c/o SteinRoe Variable Investment Trust
One Financial Center
Boston, Massachusetts 02111-2621

     Re: Registration Statement on Form N-14
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Ladies and Gentlemen:

     We have acted as counsel to Liberty Asset Allocation Fund, Variable Series (the "Acquiring Fund"), a series of SteinRoe Variable Investment Trust (the "Trust"), in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement") being filed by the Trust under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Acquiring Fund with Nations Asset Allocation Portfolio (the "Acquired Fund"), a series of Nations Separate Account Trust, and the issuance of Class A shares of beneficial interest of the Acquiring Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization by and among the Trust on behalf of the Acquiring Fund, the Acquired Fund and Columbia Management Advisors, LLC (the "Agreement and Plan of Reorganization"), in substantially the form included in the Registration Statement.

     We have examined the Trust's Agreement and Declaration of Trust on file in the office of the Secretary of the Commonwealth of Massachusetts (the "Declaration of Trust") and the Trust's Bylaws, both as amended, and are familiar with the actions taken by the Trust's Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     We have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust, on behalf of the Acquiring Fund, the Acquired Fund and the shareholders of the Acquired Fund, will have taken all action required of them for the approval of the Agreement and Plan of Reorganization, and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto.

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     Based upon the foregoing, we are of the opinion that:

     1. The Trust is a duly organized and validly existing unincorporated association under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

     2. When issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and, except as noted in the paragraph below, nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trust or its Trustees. The Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions, his or her non-compliance with applicable federal tax law or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

                                                Very truly yours,

                                                /s/ Ropes & Gray LLP

                                                Ropes & Gray LLP